Exhibit 10.4

October 17, 2016

Intracoastal Capital LLC
245 Palm Trail
Delray Beach, FL 33483

This letter is intended to memorialize that Orbital Tracking Corp is issuing Intracoastal Capital Corp. an aggregate of 76,667 shares of Series I Preferred Stock as an adjustment to your shares of Series F Preferred Stock, which were originally issued on December 28, 2015 (the “Series F Original Issuance Date”) and 15,278 shares of Series I Preferred Stock as an adjustment to your shares of Series G Preferred Stock, which were originally issued on May 17, 2016 upon the exchange of a promissory note originally issued on December 28, 2015 (the “Series G Original Issuance Date”) arising as a result of our sale and issuance of Series H Preferred Stock to which you have consented. This letter confirms that the Company’s counsel at Sichenzia Ross Ference Kesner LLP has advised the Company that the holding period for the shares of Series I Preferred Stock issued to you will tack back to the Series F and Series G Original Issuance Dates and that the Company will not take any position to the contrary.

Sincerely,

Theresa Carlise,
Chief Financial Officer
Orbital Tracking Corp.